Exhibit 21
Subsidiaries of A. Schulman, Inc.

Jurisdiction
Name	of Incorporation/Organization
A. Schulman Plastics, BVBA(11)	Belgium
A. Schulman, S.A.S.(3)	France
A. Schulman Plastics, S.A.S.(3)	France
A. Schulman GmbH(10)	Germany
A. Schulman, Inc., Limited(3)	United Kingdom
A. Schulman Canada Ltd.	Ontario, Canada
A. Schulman AG(2)	Switzerland
ASI Investments Holding Co.	Delaware
ASI Akron Land Co.	Delaware
A. Schulman International, Inc.	Delaware
A. Schulman de Mexico, S.A. de C.V.(4)	Mexico
ASI Employment, S.A. de C.V.(4)	Mexico
AS Mex Hold, S.A. de C.V.(5)	Mexico
A. Schulman Polska Sp. z o.0.(6)	Poland
A. Schulman Plastics SpA(2)	Italy
A. Schulman International Services N.V.(2)	Belgium
A. Schulman Hungary Kft.(6)	Hungary
PT A. Schulman Plastics, Indonesia(7)	Indonesia
The Sunprene Company(8)	Ohio
A. Schulman Plastics S.L.(1)	Spain
A. Schulman Europe & Co. KG (3)	Germany
A. Schulman Plastics (Dongguan) Ltd.(1)	China
A. Schulman Italia S.p.A.(2)	Italy
A. Schulman S.ár.l et Cie SCS(12)	Luxembourg
A. Schulman S.ár.l	Luxembourg
A. Schulman Holdings S.ár.l(9)	Luxembourg
A. Schulman Invision, Inc.	Delaware
DeltaPlast AB (2)	Sweden
DeltaPlast BVBA (2)	Belgium
A. Schulman Plastik Sanayi Ve Tic A.S. (2)	Turkey
A. Schulman Holdings S.A.S. (2)	France
A. Schulman Europe Verwaltungs GmbH (3)	Germany
A. Schulman.s.r.o. (2)	Slovakia
DeltaPlast GmbH (2)	Germany

(1)	Owned by A. Schulman Europe & Co. KG

(2)	Owned by A. Schulman Plastics, BVBA

(3)	Owned by A. Schulman Holdings S.A.S.

(4)	Owned by AS MexHold, S.A. de C.V.

(5)	Owned by A. Schulman International, Inc.

(6)	Owned by A. Schulman GmbH

(7)	65% owned (in joint venture) by A. Schulman International, Inc.

(8)	70% owned (in partnership) by ASI Investments Holding Co.

(9)	Owned by A. Schulman S.ár.l et cie SCS

(10)	Owned 90% by A. Schulman Europe & Co. KG and 10% by A. Schulman, Inc.

(11)	Owned by A. Schulman Holdings S.ár.l

(12)	99% owned by A. Schulman, Inc. and 1% owned by A. Schulman S.ár.l